Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA BRANDS INTERNATIONAL REPORTS THIRD QUARTER 2005 RESULTS

Company Reports Net Income of $0.3 Million, or $0.01 per Diluted Share;

Operating Income Doubles Year-over-Year

CINCINNATI – Nov. 1, 2005 – Chiquita Brands International, Inc. (NYSE: CQB) today reported third quarter 2005 net income of $0.3 million or $0.01 per diluted share. The company had a net loss of $20 million, or ($0.49) per diluted share, in the same period a year ago, including $20 million of other expense that was mostly the premium to refinance $250 million of Senior Notes. The company also reported operating income of $20 million in the third quarter 2005, double the $10 million reported in the year-ago period, primarily due to the impact of the Fresh Express acquisition.

“We doubled our operating income and reported a modest net profit during a quarter in which the company historically has incurred financial losses,” said Fernando Aguirre, chairman and chief executive officer. “During the third quarter this year, we managed quite well through various difficult issues, including mitigating the continuing impact of higher fuel, paper and ship charter costs facing the entire industry as well as successfully dealing with logistical challenges from several major hurricanes.”

Aguirre continued, “We are on track with the integration of Fresh Express. Since the completion of the acquisition on June 28, 2005, cross-functional teams have been making good progress on plans to capture synergies from joint procurement efforts, optimization of transportation and logistics networks, and facility consolidations, among other programs. Our growth in retail value-added salads during the quarter and our successful joint launch of Chiquita Apple Bites in August are evidence of the potential for strong profitable growth in our Fresh Cut segment.”

QUARTERLY FINANCIAL HIGHLIGHTS

•	Net sales were $954 million, up 44 percent from $662 million in the third quarter 2004. The increase resulted primarily from the acquisition of Fresh Express and higher banana pricing in Europe.

•	Operating income was $20 million, compared to $10 million in the year-ago period, primarily due to the acquisition of Fresh Express.

•	Operating cash flow more than doubled to $63 million, which the company primarily used to reduce and service debt as well as to pay the quarterly cash dividend.

•	Interest expense was $22 million, compared to $10 million in the year ago period, as a result of financing for the Fresh Express acquisition.

•	Total debt at Sept. 30, 2005, was $1.1 billion, a reduction of $26 million since June 30, 2005, and cash was $181 million. The company made an additional debt prepayment of $25 million in late October.

BUSINESS SEGMENT RESULTS

(All comparisons below are to the third quarter 2004, unless otherwise specified.)

Bananas

In the company’s Banana segment, which includes the sourcing (purchase and production), transportation, marketing and distribution of bananas, net sales rose to $411 million, up $31 million, and operating income was $17 million, compared to $14 million.

Banana segment operating results were favorably affected by:

•	$33 million benefit from improved local European pricing; and

•	$2 million increase due to lower currency hedging costs.

These items were mostly offset by:

•	$9 million of higher fuel, paper and ship charter costs;

•	$6 million of higher license-related banana import costs in Europe;

•	$6 million of higher administrative costs, primarily accruals for performance-based compensation due to improved year-over-year operating results;

•	$4 million of increased tropical production costs due to lower farm yields in Panama and Honduras;

•	$4 million of higher costs for advertising, marketing and innovation spending, primarily due to consumer brand support efforts in nine European countries where the company has introduced Chiquita bananas with the Rainforest Alliance-certified seal; and

•	$3 million from lower volume in Europe, primarily due to the company’s allocation of annual import licenses to higher-margin periods earlier in the year.

As previously announced, the company’s port facilities in Gulfport, Miss., sustained significant damage from Hurricane Katrina during the third quarter. The company’s insurance coverage for physical property and business interruption, as well as the pass-through to customers of certain incremental logistics costs, are currently expected to cover most of these hurricane-related losses in the Banana segment.

For further details on banana volume and pricing, see Exhibits A and B.

Fresh Select

In the company’s Fresh Select segment, which includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas, net sales were $268 million, up 2 percent. Operating results were a loss of $3 million, compared to an operating loss of $2 million. The decrease was primarily due to poor weather in Chile, which led to lesser-quality fruit, lower pricing and higher costs.

Fresh Cut

Substantially all of the 2005 revenue and operating income in the company’s Fresh Cut segment, which includes packaged salads and fresh-cut fruit, was due to the acquisition of Fresh Express. Third quarter 2005 net sales were $259 million, up from $3 million in 2004, and operating income was $7 million compared to an operating loss of $3 million in 2004. Hurricanes Katrina and Rita negatively impacted Fresh Cut segment results by approximately $2 million in the third quarter 2005, primarily due to a temporary decrease in consumer demand in the southeastern United States as well as higher logistics costs. Third quarter 2005 results were in line with the company’s expectations.

On a pro forma basis as if the company had completed its acquisition of Fresh Express on June 30, 2004, Fresh Cut segment revenue in the third quarter 2004 would have been $247 million, and operating income would have totaled $4 million compared to $259 million and $7 million, respectively, in the third quarter 2005. Fresh Express’ operations in the third quarter 2005 were favorably impacted by retail sales growth of 8 percent and administrative expense reductions. New product introductions, such as reconfigured and relaunched complete salad kits, drove the year-over-year growth. Operating improvements were partially offset by food service revenue contraction of 15 percent, softer consumer demand after the hurricanes noted above, and higher fuel, paper and other industry costs. Foodservice revenues decreased year-over-year as a result of Fresh Express’ decision in 2004 to stop supplying foodservice customers that would not allow the pass-through of raw product cost increases as well as the loss of customers who were competitors to the distribution business of Performance Food Group, the owner of Fresh Express at that time. The pro forma segment results for the quarter ended Sept. 30, 2004, do not purport to be indicative of what the actual results would have been had the acquisition been completed on the date assumed or the results that may be achieved in the future.

CONFERENCE CALL

A conference call to discuss third quarter 2005 results will begin at 4:30 p.m. EST today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-877-704-5381 in the United States and +913-312-1295 from other locations. An audio replay of the call will also be available until Nov. 8, 2005. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 9064784. An audio webcast of the call will be available at www.chiquita.com until Nov. 15, 2005; after that date, a transcript of the call will be available on the website for 12 months.

Chiquita Brands International, Inc. (www.chiquita.com) is a leading international marketer and distributor of high-quality fresh and value-added produce, which is sold under the Chiquita® premium brand, Fresh Express® and other related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. In June 2005, Chiquita acquired Fresh Express, the U.S. market leader in value-added salads, a fast-growing food category for grocery retailers, foodservice providers and quick-service restaurants.

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the impact of changes in the European Union banana import regime as a result of the anticipated conversion to a tariff-only regime in 2006; the company’s ability to successfully integrate the operations of Fresh Express; unusual weather conditions; the customary risks experienced by global companies, such as the impact of product and commodity prices, currency exchange rate fluctuations, government regulations, labor relations, taxes, political instability and terrorism; and the outcome of pending governmental investigations and claims involving the company.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT1

(Unaudited - in millions, except per share amounts)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2005	2004	2005	2004
Net sales	$954.0	$661.6	$2,905.3	$2,303.2

Operating expenses
Cost of sales	784.9	573.3	2,390.6	1,972.9
Selling, general and administrative	127.6	69.0	287.2	220.0
Depreciation	18.8	10.2	41.1	31.7
Amortization	2.7	—	2.8	—
Equity in earnings of investees	—	(1.0)	(4.8)	(9.1)
Loss on sale of Colombian division (pre-tax)[2]	—	—	—	9.3

	934.0	651.5	2,716.9	2,224.8

Operating income	20.0	10.1	188.4	78.4

Interest income	2.4	2.3	7.6	3.7
Interest expense	(21.7)	(9.8)	(37.1)	(29.9)
Other income (expense), net[3]	0.8	(19.7)	(1.2)	(19.7)

Income (loss) before taxes	1.5	(17.1)	157.7	32.5
Income taxes[2]	(1.2)	(2.7)	(7.2)	(2.2)

Net income (loss)	$0.3	$(19.8)	$150.5	$30.3

Basic earnings per share	$0.01	$(0.49)	$3.63	$0.74
Diluted earnings per share	0.01	(0.49)	3.26	0.72

Shares used to calculate basic earnings per share	41.9	40.8	41.5	40.7
Shares used to calculate diluted earnings per share[4]	47.0	40.8	46.1	41.9

[1]	The company’s Consolidated Income Statement includes the operations of Fresh Express and interest expense on the acquisition financing, from the June 28, 2005 acquisition date to the end of the third quarter.
[2]	Income taxes for the nine months ended Sept. 30, 2004 include a benefit of $5.7 million related to the sale of the company’s banana producing division in Colombia. The after-tax loss on the sale of this division was $3.6 million.
[3]	Other income (expense) for the nine months ended Sept. 30, 2005, includes $3 million of financing fees, primarily related to the write-off of unamortized debt issue costs for the prior credit facility, partially offset by a $1 million gain on the sale of Seneca preferred stock and a $1 million gain from an insurance settlement. Other income (expense) for the quarter and nine months ended Sept. 30, 2004, includes a loss of $22 million from the premium paid to refinance $250 million of Senior Notes, partially offset by a one-time $2 million gain relating to proceeds received as a result of the demutualization of a company with which Chiquita held pension annuity contracts.
[4]	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of restricted stock awards.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to increased availability of competing fruits and resulting lower prices.

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – THIRD QUARTER1

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended Sept. 30,		Percent Change Favorable (Unfavorable) vs. 2004
	2005	2004
Net sales by segment
Bananas	$411.4	$380.3	8.2%
Fresh Select	268.0	263.7	1.6%
Fresh Cut[1]	259.0	2.8		*
Other	15.6	14.8	5.4%

Total net sales	954.0	661.6	44.2%

Segment operating income (loss)
Bananas	$17.0	$13.7	24.1%
Fresh Select	(2.8)	(1.6)	(75.0)%
Fresh Cut[1]	6.8	(2.7)		*
Other	(1.0)	0.7	n/a

Total operating income	20.0	10.1	98.0%

Operating margin by segment
Bananas	4.1%	3.6%	0.5	pts
Fresh Select	(1.0)%	(0.6)%	(0.4	) pts
Fresh Cut[1]	2.6%	(96.4)%		*

SG&A as a percent of sales	13.4%	10.4%	(3.0	) pts

Company banana sales volume (40 lb. boxes)
European Core Markets[2]	11.3	12.1	(6.6)%
Trading Markets[3]	1.6	1.7	(5.9)%
North America	14.3	14.7	(2.7)%
Asia Pacific (joint venture)	4.5	4.1	9.8%

Total	31.7	32.6	(2.8)%

Fresh Express retail value-added salad sales volume[4] (12-count cases)	13.8	13.1	5.3%

Euro average exchange rate, spot (dollars per euro)	1.22	1.22	0.0%

Euro average exchange rate, hedged (dollars per euro)	1.20	1.18	1.7%

[1]	The company’s operating statistics for the quarter ended Sept. 30, 2005, include the operations of Fresh Express. Substantially all of the change in the Fresh Cut segment was due to the Fresh Express acquisition.
[2]	The 25 member countries of the European Union, Norway, Iceland and Switzerland
[3]	Other European and Mediterranean countries not listed above
[4]	These results include volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.
*	Not comparable

Exhibit A (continued)

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – NINE MONTHS1

(Unaudited - in millions, except for percentages and exchange rates)

	Nine Months Ended Sept. 30,		Percent Change Favorable (Unfavorable) vs. 2004
	2005	2004
Net sales by segment
Bananas	$1,503.0	$1,256.9	19.6%
Fresh Select	1,073.0	993.0	8.1%
Fresh Cut[1]	282.4	7.5		*
Other	46.9	45.8	2.4%

Total net sales	2,905.3	2,303.2	26.1%

Segment operating income (loss)
Bananas	$176.8	$78.6	124.9%
Fresh Select	11.5	7.8	47.4%
Fresh Cut[1]	1.3	(10.3)		*
Other	(1.2)	2.3	n/a

Total operating income	188.4	78.4	140.3%

Operating margin by segment
Bananas	11.8%	6.3%	5.5	pts
Fresh Select	1.1%	0.8%	0.3	pts
Fresh Cut[1]	0.5%	(137.3)%		*

SG&A as a percent of sales	9.9%	9.6%	(0.3	) pts

Company banana sales volume (40 lb. boxes)
European Core Markets[2]	41.1	40.8	0.7%
Trading Markets[3]	3.9	3.9	0.0%
North America	44.9	43.0	4.4%
Asia Pacific (joint venture)	13.5	12.0	12.5%

Total	103.4	99.7	3.7%

Fresh Express retail value-added salad sales volume[4] (12-count cases)	44.1	41.2	7.0%

Euro average exchange rate, spot (dollars per euro)	1.26	1.23	2.4%

Euro average exchange rate, hedged (dollars per euro)	1.24	1.17	6.0%

[1]	The company’s operating statistics for the nine months ended Sept. 30, 2005, include the operations of Fresh Express from the June 28, 2005 acquisition date to the end of the third quarter. Substantially all of the change in the Fresh Cut segment was due to the Fresh Express acquisition.
[2]	The 25 member countries of the European Union, Norway, Iceland and Switzerland
[3]	Other European and Mediterranean countries not listed above
[4]	These results include volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.
*	Not comparable

Exhibit B:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

2005 vs. 2004

(Unaudited)

	Pricing		Volume
Region	Q3	YTD	Q3	YTD
North America	0%	3%	(3)%	4%

European Core Markets[1]
U.S. Dollar basis[2]	22%	24%	(7)%	1%
Local Currency	23%	20%

Trading Markets[3]
U.S. Dollar basis	15%	5%	(6)%	0%

Asia
U.S. Dollar basis	7%	(2)%	10%	13%
Local Currency	8%	(2)%

[1]	The 25 member countries of the European Union, Norway, Iceland and Switzerland
[2]	Prices on a U.S. dollar basis do not include the impact of hedging
[3]	Other European and Mediterranean countries not listed above

FRESH EXPRESS VALUE-ADDED SALADS — RETAIL

NET REVENUE PER CASE AND SOLD VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

2005 vs. 2004

(Unaudited)

	Net Revenue Per Case		Sold Volume
Region	Q3	YTD	Q3	YTD
North America[4]	3%	4%	5%	7%

[4]	These results include net revenues and volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE - THIRD QUARTER 2005

(Unaudited - in millions)

	June 30, 2005	Additions	Payments, Other Reductions	Sept. 30, 2005
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0
8 7/8% Senior Notes	225.0	—	—	225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	125.0	—	(25.3)*	99.7
Term Loan C	375.0	—	(0.9)	374.1
Revolver	—	—	—	—

Shipping	119.5	—	(0.6)	118.9

Other	12.7	0.4	—	13.1

Total Debt	$1,107.2	$0.4	$(26.8)	$1,080.8

DEBT SCHEDULE – YEAR-TO-DATE 2005 (Unaudited - in millions)

	Dec. 31, 2004	Additions	Payments, Other Reductions	Sept. 30, 2005
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0
8 7/8% Senior Notes	—	225.0	—	225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	—	125.0	(25.3)*	99.7
Term Loan C	—	375.0	(0.9)	374.1
Revolver	—	—	—	—

Shipping	82.6	50.0	(13.7)	118.9

Other	16.9	0.4	(4.2)	13.1

Total Debt	$349.5	$775.4	$(44.1)	$1,080.8

*	A $25 million principal prepayment was made in August 2005. Additionally, $25 million was prepaid in late October 2005, reducing the total outstanding borrowing under this loan to approximately $75 million.